EXHIBIT 4.3
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                                   NEXEN INC.

                               TANDEM OPTION PLAN

1.       BACKGROUND AND PURPOSE OF PLAN

         1.1 The Plan was established effective February 27, 1998 and subsequently amended December 15, 1998, September 15, 1999, April 17, 2000, May 2, 2001, May 6, 2003 and July 1, 2004 (at
                  which time the Plan was renamed the "Tandem Option Plan").

         1.2 The purpose of the Plan is to assist directors, officers and employees of the Corporation and any Subsidiary to participate in the growth and development of the Corporation and its Subsidiaries by providing Eligible Persons with the opportunity, through share options, to acquire an increased proprietary interest in the Corporation that will be aligned with the interests of the shareholders of the Corporation.

2.       DEFINED TERMS

         In the Plan, the following terms shall have the following meanings, respectively:

         2.1 "AFFILIATE" and "ASSOCIATE" have the meaning ascribed to such terms in the CBCA;

         2.2 "ACTING JOINTLY OR IN CONCERT" for the purposes of the Plan, a Person is acting jointly or in concert with another Person if such Person has any agreement, arrangement or understanding (whether formal or informal and whether or not in writing) with such other Person for the purpose of acquiring, or offering to acquire any Shares (other than customary agreements with and between underwriters and banking group or selling group members with respect to a distribution of securities by way of prospectus or private placement or pursuant to a pledge of securities in the ordinary course of business);

         2.3 "BOARD" means the board of directors of the Corporation or, if established and duly authorized to act with respect to this Plan, any committee of the board of directors of the Corporation;

         2.4 "BENEFICIAL OWNER" for the purposes of the Plan, a Person shall be deemed to be the "BENEFICIAL OWNER" and to have "BENEFICIAL OWNERSHIP" of and to "BENEFICIALLY OWN":

                  (i) any securities as to which such Person or any of such Person's Affiliates or Associates is the owner at law or in equity;

                  (ii) any securities as to which such Person or any of such Person's Affiliates or Associates has a right to acquire (a) upon the exercise of any Convertible Securities or (b) pursuant to any agreement, arrangement or

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                           understanding, whether such right is exercisable
                           immediately or within a period of 60 days thereafter and whether or not on condition or the happening of any contingency, (other than (I) customary agreements with and between underwriters and banking group and selling group members with respect to the distribution to the public or pursuant to a private placement of securities, or (II) pursuant to a pledge of securities in the ordinary course of business); and

0                  (iii)    any securities which are Beneficially Owned within
                           the meaning of clauses (i) or (ii) above by any other Person with which such Person is Acting Jointly or in
                           Concert:

                  provided, however, that a Person shall not be deemed the "Beneficial Owner" or to have "Beneficial Ownership" of or to "Beneficially Own" any security where such Person is the registered holder of securities as the result of carrying on the business of or acting as nominee for a securities depository.

                  For purposes of the Plan, the percentage of Shares Beneficially Owned by any Person, shall be and be deemed to be the product determined by the formula:

                  100 x A/B

                  A = the number of votes for the election of all directors generally attaching to the Shares Beneficially Owned by such Person; and

                  B = the number of votes for the election of all directors generally attaching to all outstanding Shares.

                  For the purposes of the foregoing formula, where any Person is deemed to Beneficially Own unissued Shares which may be acquired pursuant to Convertible Securities, such Shares shall be deemed to be outstanding for the purpose of calculating the percentage of Shares Beneficially Owned by such Person in both the numerator and the denominator, but no other unissued Shares which may be acquired pursuant to any other outstanding Convertible Securities shall, for the purposes of that calculation, be deemed to be outstanding;

         2.5 "BUSINESS DAY" means any day, other than a Saturday or a Sunday, on which the Exchange is open for trading;

         2.6 "CBCA" means the CANADA BUSINESS CORPORATIONS ACT as amended from time to time and any successor legislation thereto;

         2.7 "CHANGE OF CONTROL" means when any Person directly becomes the Beneficial Owner of 50% or more of the Shares;

         2.8      "CHANGE OF CONTROL EVENT" has the meaning ascribed to it in
                  Section 8.1;

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         2.9      "CONVERTIBLE SECURITIES" means at any time:

                  (i) any right (contractual or otherwise and regardless of whether such right constitutes a security) to acquire Shares; and

                  (ii) any securities issued by the Corporation from time to time (other than the Rights) carrying any exercise, conversion or exchange right;

                  which is then exercisable or exercisable within a period of 60 days from that time pursuant to which the holder thereof may acquire Shares or other securities which are convertible into or exercisable or exchangeable for Shares (in each case, whether such right is then exercisable or exercisable within a period of 60 days from that time and whether or not on condition or the happening of any contingency);

         2.10 "CORPORATION" means Nexen Inc. or any successor entity in relation thereto;

         2.11 "ELIGIBLE PERSON" means any director, officer or employee of the Corporation or any Subsidiary;

         2.12 "EXCHANGE" means the Toronto Stock Exchange and, where the context permits, any other exchange on which the Shares are or may be listed from time to time;

         2.13 "EXERCISE PRICE" means the price per Share at which Shares may be purchased under the Option, as the same may be adjusted from time to time in accordance with Article 8;

         2.14     "INSIDER" means:

                  (i) an insider as defined under Section 1(aa) of the SECURITIES ACT (Alberta) other than a Person who falls within that definition solely by virtue of being a director or officer of a Subsidiary; and

                  (ii) an associate as defined under Section 1(c) of the SECURITIES ACT (Alberta) of any Person who is an insider by virtue of (i) above;

         2.15 "IN THE MONEY" means the excess, if any, of the Market Price of a Share at any time over the Exercise Price;

         2.16 "MARKET PRICE" at any date in respect of the Shares shall be either:

                  (i) the closing price of the Shares on the Exchange on the last Business Day preceding the date on which the Option is approved by the Board, and for the purposes of determining the In the Money amount shall mean the closing price of the Shares on the Exchange on the last Business Day preceding the date of surrender of the Option; or

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                  (ii)     in the discretion of the Board, such price as may be
                           determined by any mechanism for establishing the market value of the Shares approved by the Board. Any such determination or mechanism shall be pre-cleared with the Exchange;

         2.17 "OPTION" means an option to purchase Shares granted under the Plan;

         2.18 "OPTIONEE" means an Eligible Person to whom an Option has been granted;

         2.19 "PERSON" includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative and any national, provincial, state or municipal government;

         2.20 "PLAN" means this tandem option plan, as amended from time to time;

         2.21 "RIGHTS" means the rights distributed pursuant to the Amended and Restated Shareholder Rights Plan Agreement between the Corporation and CIBC Mellon Trust Company dated May 2, 2002, as amended or superseded from time to time;

         2.22 "SHARE COMPENSATION ARRANGEMENT" means any stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise;

         2.23 "SHARES" means the common shares of the Corporation, or, in the event of an adjustment contemplated by Article 8, such other shares or securities to which an Optionee may be entitled upon the exercise of an Option as a result of such adjustment; and

         2.24 "SUBSIDIARY" means any subsidiary of the Corporation within the meaning of the CBCA.

3.       ADMINISTRATION OF THE PLAN

         3.1      The Plan shall be administered by the Board.

         3.2 The Board shall have the power, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan, to:

                  (i) establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan;

                  (ii) interpret and construe the Plan and to determine all questions arising out of the Plan and any Option granted pursuant to the Plan, and any such interpretation, construction or termination made by the Board shall be

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                           final, binding and conclusive for all purposes on the
                           Corporation and the Optionee;

                  (iii)    grant Options;

                  (iv)     determine which Eligible Persons are granted Options;

                  (v) determine the number of Shares covered by each Option;

                  (vi)     determine the Exercise Price;

                  (vii) determine the time or times when Options will be granted and exercisable;

                  (viii) determine if the Shares that are subject to an Option will be subject to any restrictions or conditions upon the exercise or surrender of such Option, including conditions in respect of the financial performance or results of the Corporation or its Subsidiaries; and

                  (ix) prescribe the form of documents relating to the grant, exercise, surrender and other terms of Options.

4.                         SHARES SUBJECT TO PLAN

         4.1 Options may be granted in respect of authorized and unissued Shares, provided that the aggregate number of Shares reserved for issuance under this Plan, subject to adjustment or increase of such number pursuant to the provisions of Section 8.4, shall not exceed 14,250,000 Shares (being the original 6,000,000 Shares authorized as of February 27, 1998, plus the 3,500,000 additional Shares authorized in accordance with the requirements of Section 8.4 as of May 2, 2001, and the 2,000,000 additional Shares authorized in accordance with the requirements of Section 8.4 as of May 6, 2003 plus the 2,750,000 additional Shares authorized effective July 1,
                  2004), which shall not include options under stock option agreements outstanding at the date of the Plan whether continued hereunder pursuant to Section 14.1 hereof or continued under the terms of the applicable agreement in effect at the date of the Plan. Shares in respect of which: i) Options are not exercised, or ii) Options are surrendered in exchange for the In the Money amount, shall be available for subsequent Options under the Plan. No fractional Shares may be purchased or issued under the Plan.

5.       ELIGIBILITY, GRANT AND TERMS OF OPTIONS

         5.1 Options may be granted to directors, officers or employees of the Corporation or of any Subsidiary.

         5.2 Except as otherwise provided for in this Plan, the number of Shares subject to each Option, the Exercise Price, the expiration date of each Option, the extent to which each Option is exercisable or may be surrendered from time to time during

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                  the term of the Option and other terms and conditions relating to each such Option shall be determined by the Board;
                  provided, however, that if no specific determination is made by the Board with respect to any of the following matters, each Option shall, subject to any other specific provisions of the Plan, contain the following terms and conditions:

                  (i)

                           (a) for Options granted up to and including February 15, 2001, the period during which an Option shall be exercisable shall be ten years from the date the Option is granted to the Optionee; and

                           (b) for Options granted from February 16, 2001 forward, the period during which an Option shall be exercisable shall be five years from the date the Option is granted to the Optionee; and

                  (ii)

                           (a) subject to Section 8.2, for Options granted up to and including February 15, 2001, the Option shall vest as to 20% of the number of Shares granted by each Option on the date six months after the grant of the Option and as to 25% of the remaining number of Shares on each of the first through fourth anniversaries of the initial granting of such Option; and

                           (b) subject to Section 8.2, for Options granted from February 16, 2001 forward, the Option shall vest as to one third of the number of Shares granted by each Option on each of the first, second and third anniversaries of the initial granting of such Option; and

                           (c) the Exercise Price, unless otherwise determined by the Board and subject to regulatory approval, shall not be less than the closing price of the Shares on the Exchange on the last Business Day preceding the date on which the Option is granted by the Board, or if there is no trading of the Shares on the Exchange on that day, then a weighted average trading price for the 5 trading days on the Exchange prior to the date of grant shall be used; and

                           (d) irrespective of the date of grant of such Option, the Optionee shall, subject to vesting requirements and the requirements of
                                    Section 7.1, be entitled to elect to
                                    surrender such Option or any portion thereof
                                    (as to a whole number of Shares) in exchange for the In the Money amount of Shares in respect of which such Option is surrendered.

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         5.3      Notwithstanding Section 5.2 of the Plan, where new directors or officers are appointed, new employees hired or directors, officers or employees promoted, the Chief Executive Officer of the Corporation shall have the authority to grant Options to such directors, officers or employees, including the determination of the matters provided for in Section 5.2. The Chief Executive Officer shall report to the Board with respect to all Options granted under this Section 5.3.

         5.4 Unless the Board shall otherwise determine, no separate agreement between the Corporation and the Optionee shall be necessary to create and grant any Option, and the Board may, by resolution, create and grant Options and stipulate such additional terms as are consistent with this Plan.

         5.5 The Exercise Price on Shares that are subject to any Option shall in no circumstances be lower than the Market Price of the Shares at the date of the grant of the Option. Subsequent to the date of grant of an Option, subject to adjustments made pursuant to Section 8.4, the Exercise Price of the Option shall not be reduced except in accordance with the rules of the Exchange, including any shareholder approval requirements stipulated by the Exchange in respect of such reduction in the Exercise Price.

         5.6 The total number of Shares to be optioned to any Optionee under this Plan and any other Share Compensation Arrangement shall not exceed 5% of the issued and outstanding Shares (on a non-diluted basis) at the date of the grant of the Option.

         5.7 The maximum number of Shares which may be reserved for issuance to Insiders under the Plan shall be 10% of the Shares outstanding at the time of the grant (on a non-diluted basis), less the aggregate number of Shares reserved for issuance to Insiders under any other Share Compensation Arrangement.

         5.8 The maximum number of Shares which may be issued to Insiders under the Plan within a one year period shall be 10% of the Shares outstanding at the time of the issuance (on a non-diluted basis), excluding Shares issued under the Plan or any other Share Compensation Arrangement over the preceding one year period. The maximum number of Shares which may be issued to any one Insider under the Plan or any other Share Compensation Arrangement within a one year period shall be 5% of the Shares outstanding at the time of the issuance (on a non-diluted basis), excluding Shares issued to such Insider under the Plan or any other Share Compensation Arrangement over the preceding one year period.

         5.9 Any entitlement to acquire Shares granted pursuant to the Plan or any other Share Compensation Arrangement prior to the Optionee becoming an Insider shall be excluded for the purposes of the limits set out in Sections 5.7 and 5.8 above.

         5.10 An Option is personal to the Optionee and is non-transferable and non-assignable other than to the estate of an Optionee by operation of law.

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         5.11     Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect any Eligible Person's employment or appointment with the Corporation or any of its Subsidiaries.

         5.12 Subject to deletion of this Section 5.12 effective July 1, 2004 pursuant to Section 14.2, the maximum number of shares which may be issued to all non-executive directors of the Corporation shall not exceed 0.25% of the outstanding shares of the Corporation.

6.       TERMINATION OF EMPLOYMENT

         6.1 Unless the Corporation otherwise determines, an Optionee's Options shall terminate and may not be exercised or surrendered after the earliest of:

                  (i) eighteen months after the Optionee's termination of active employment with the Corporation or any of its Subsidiaries by reason of death or retirement from active employment;

                  (ii) the Optionee's termination of active employment with the Corporation or any of its Subsidiaries for just cause;

                  (iii) ninety days after the Optionee's termination of active employment with the Corporation or any of its Subsidiaries, direct or indirect, in any manner or for any reason, other than death, retirement or termination of employment for cause; and

                  (iv) the expiry of an Option in accordance with the terms thereof.

                  For the purposes of this Plan a director shall be deemed to be an employee.

         6.2 Options shall not be affected by any change of employment of the Optionee or by the Optionee ceasing to be a director where the Optionee continues to be employed on a full-time basis by, or continues to be a director or officer of, the Corporation or any Subsidiary.

7.       EXERCISE OR SURRENDER OF OPTIONS

         7.1 Subject to the provisions of the Plan, an Option may be exercised or surrendered from time to time by delivery to the Corporation at its head office of a written notice addressed to the Corporate and Securities Administrator specifying:

                  (i) the number of Shares, if any, with respect to which the Option is being exercised; and

                  (ii) the number of Shares, if any, with respect to which the Optionee is surrendering such Option and electing to receive the In the Money amount,

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                  accompanied by payment in full of the Exercise Price of the
                  Shares to be purchased as specified pursuant to Section 7.1(i). Certificates for any Shares purchased by the Optionee shall be issued and delivered to the Optionee within a reasonable time following the receipt of such notice and payment. A cheque or similar means of payment for the In the Money amount of Shares specified in Section 7.1(ii) (subject to any applicable withholding of taxes) shall be delivered to the Optionee within a reasonable time following the receipt of such notice. The effective date of surrender of an Option shall be deemed to be the date of delivery to the Corporation of a notice pursuant to Section 7.1(ii). The total number of Shares in respect of which an Option is exercised pursuant to
                  Section 7.1(i) from time to time together with the total number of Shares in respect of which an Option is surrendered pursuant to Section 7.1(ii) from time to time shall not exceed the number of Shares subject to such Option.

         7.2 Notwithstanding any of the provisions contained in the Plan or in any Option, the Corporation's obligation to issue Shares to an Optionee pursuant to the exercise of an Option shall be subject to:

                  (i) completion of such registration or other qualification of such Shares or obtaining approval of such governmental authority as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

                  (ii) the listing of such Shares on any stock exchange on which the Shares may then be listed; and

                  (iii)    the receipt from the Optionee of such
                           representations, agreements and undertakings, including as to future dealings in such Shares, as the Corporation or its counsel determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

                  In this connection the Corporation shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Shares in compliance with applicable securities laws and for the listing of such Shares on any stock exchange on which the Shares are then listed.

8.       CHANGE OF CONTROL AND CERTAIN ADJUSTMENTS

         8.1      In this Article 8:

                  (i)      "Change of Control Event" means:

                           (a) the entry by the Corporation into an agreement with respect to a reorganization, merger, amalgamation or other combination, the completion of which would result in a Change of Control;

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                           (b)      a "formal bid" (as defined under the
                                    securities legislation of any Canadian
                                    province) or "tender offer" (as defined
                                    under the United States SECURITIES EXCHANGE
                                    ACT OF 1934), the completion of which would result in a Change of Control; or

                           (c) the determination by the Board that a Change of Control has occurred, other than pursuant to Section 8.1(i)(a) or 8.1(i)(b) above.

         8.2 Immediately after the occurrence of a Change of Control Event, all outstanding Options that have not yet vested shall vest and become exercisable or may be surrendered.

         8.3 If Options have vested pursuant to Section 8.2 and the Change of Control Event is not completed, the Corporation shall make such arrangements as the Board of Directors considers advisable in the circumstances to restore the Corporation and the Optionees to the position they would have been in had the purported Change of Control Event not occurred.

         8.4 Appropriate adjustments as regards Options granted or to be granted, in the number of Shares optioned and in the Exercise Price, shall be made by the Board to give effect to adjustments in the number of Shares resulting from subdivisions, consolidations, capital reorganizations or reclassifications of the Shares, the payment of stock or extraordinary dividends by the Corporation (other than dividends in the ordinary course) or other relevant changes in the capital stock of the Corporation. The appropriate adjustment in any particular circumstance shall be conclusively determined by the Board in its sole discretion, subject to approval by the shareholders of the Corporation and to acceptance by the Exchange, respectively, if applicable.

9.       AMENDMENT OR DISCONTINUANCE OF PLAN

         9.1 The Board may amend, suspend or discontinue the Plan at any time; provided, however, that no such amendment may increase the maximum number of Shares that may be optioned under the Plan, change the manner of determining the Exercise Price or, without the consent of the Optionee, alter or impair any Option previously granted to an Optionee under the Plan.

         9.2 No amendment, suspension or discontinuance of the Plan may contravene the requirements of the Exchange or any securities commission or regulatory body to which the Plan or the Corporation is now or may hereafter be subject to.

         9.3 Subject to regulatory approval, the President or Chief Executive Officer, with approval of the Compensation and Human Resources Committee, shall have the authority and discretion to permit early vesting and extended exercise and surrender periods. The exercise and surrender periods shall not hereafter be

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                  extended, if, at the effective time that the director, officer or employee ceases to be such, the then current trading price of the Shares held under Option is greater than the applicable Exercise Price of such Shares and in no case longer than five years from the date of grant.

10.      ACCOUNTS AND STATEMENTS

         10.1 The Corporation shall maintain records of the details of each Option granted to each Optionee under the Plan. Upon request therefor from an Optionee and at such other times as the Corporation shall determine, the Corporation shall furnish the Optionee with a statement setting forth details of his Options. Such statement shall be deemed to have been accepted by the Optionee as correct unless written notice to the contrary is given to the Corporation within 10 days after such statement is given to the Optionee.

11.      PROHIBITION ON FINANCIAL ASSISTANCE

         11.1 The Corporation shall not arrange for the Corporation or any affiliated entity to make loans, provide guarantees for loans by financial institutions or provide other assistance or support to assist an Optionee to purchase Shares upon the exercise of Options.

12.      NOTICES

         12.1 Any payment, notice, statement, certificate or other instrument required or permitted to be given to an Optionee or any Person claiming or deriving any rights through him shall be given by:

                  (i) delivering it personally to the Optionee or the Person claiming or deriving rights to him, as the case may be; or

                  (ii) mailing it, postage paid (provided that the postal service is then in operation) or delivering it to the address which is maintained for the Optionee in the Corporation's or the Subsidiary's (as the case may be) personnel records.

         12.2 Any payment, notice, statement, certificate or instrument required or permitted to be given to the Corporation shall be given by mailing it, postage prepaid (provided that the postal service is then in operation) or delivering it to the Corporation at the following address:

                           Nexen Inc.
                           801 - 7th Avenue S.W.
                           Calgary, Alberta, Canada
                           T2P 3P7

                           Attention:  Corporate and Securities Administrator

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         12.3     Any payment, notice, statement, certificate or instrument
                  referred to in Article 8 or Sections 12.1 or 12.2, if delivered, shall be deemed to have been given or delivered, on the date on which it was delivered or, if mailed (provided that the postal service is then in operation), shall be deemed to have been given or delivered on the second business day following the date on which it was mailed.

13.      SHAREHOLDER AND REGULATORY APPROVAL

         13.1 The Plan shall be subject to the approval of the shareholders of the Corporation to be given by a resolution passed at a meeting of the shareholders of the Corporation in accordance with the CANADA BUSINESS CORPORATIONS ACT and to acceptance by the Exchange. Any Options granted prior to such approval and acceptance shall be conditional upon such approval and acceptance being given and no such Options may be exercised unless and until such approval and acceptance is given.

14.      TRANSITIONAL PROVISIONS

         14.1 A stock option agreement entered into between the Corporation and an Optionee, that remains outstanding on the effective date of this Plan shall, with the written consent of the Optionee party thereto, continue in full force and effect under the terms of this Plan as if initially granted hereunder. If such written consent is not obtained from such Optionee, such stock option agreement shall continue in full force and effect under the terms of the applicable agreement.

         14.2     Effective July 1, 2004, "Eligible Person" as defined in
                  Section 2.11 of the Plan is amended to delete the reference in such definition to "director" and corresponding and concurrent changes are made to delete use of the word "directors" in Sections 1.2, 5.1 and 5.3, and to delete Section 5.12 and the last sentence of Section 6.1 in their entirety. Notwithstanding this Section 14.2, any Options granted to a director of the Corporation or any Subsidiary prior to July 1, 2004 and outstanding on such date shall remain outstanding and unvaried by the first sentence of this Section 14.2 until the expiry, exercise or surrender of such Options in accordance with their terms.

15.      MISCELLANEOUS

         15.1 The holder of an Option shall not have any rights as a shareholder of the Corporation with respect to any of the Shares covered by such Option until such holder shall have exercised such Option in accordance with the terms of the Plan and the Shares issued by the Corporation.

         15.2 The Corporation or a Subsidiary may withhold from any amount payable to an Optionee, either under this Plan, or otherwise, such amount as may be necessary so as to ensure that the Corporation or the Subsidiary will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions, including on the amount, if any, required to be included in the income of an Optionee.

         15.3 Nothing in the Plan or any Option shall confer upon any Optionee any right to continue in the employ of the Corporation or any Subsidiary of the Corporation or affect in any way the right of the Corporation or any such Subsidiary to terminate his or her employment at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or any such Subsidiary to extend the employment of any Optionee beyond the time that he or she would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any Subsidiary or any present or future retirement policy of the Corporation or any Subsidiary, or beyond the time at which he or she would otherwise be retired pursuant to the provisions of any contract of employment with the Corporation or any Subsidiary.

         15.4 To the extent required by law or regulatory policy or necessary to allow Shares issued on exercise of an Option to be free of resale restrictions, the Corporation shall report the grant, exercise or termination of the Option to the Exchange and the appropriate securities regulatory authorities.

         15.5 This Plan shall be construed and interpreted in accordance with the laws of Alberta.

         15.6 In this Plan, unless the context otherwise requires, words importing gender include the masculine and feminine and words importing a singular number include the plural and vice versa.

         15.7 If any provision of this Plan is determined to be void, the remaining provisions shall be binding as though the void parts were deleted.

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                                      -14-


         15.8 No member of the Board shall be liable for any action or determination made in good faith in connection with the Plan and members of the Board shall be entitled to indemnification and reimbursement from the Corporation in respect of any claims relating thereto.


Effective July 1, 2004.


                                             NEXEN INC.


                                             By: /s/ John B. McWilliams
                                                 ----------------------------
                                                 Name:  John B. McWilliams, Q.C.
                                                 Title: Senior Vice President,
                                                        General Counsel and
                                                        Secreatary